Exhibit 99.1

Steel Connect Reports First Quarter Financial Results

First Quarter 2021 Results

•Net revenue totaled $125.4 million, as compared to $169.9 million in the same period in the prior year
•Net loss was $19.5 million, as compared to net loss of $3.6 million in the same period in the prior year
•Net loss attributable to common stockholders was $20.0 million, as compared to net loss of $4.1 million in the same period in the prior year
•Adjusted EBITDA* was $3.8 million, as compared to $22.5 million in the same period in the prior year
•Net cash used in operating activities was $10.4 million
•Free Cash Flow* totaled $(15.2) million
•Total debt, net of unamortized discounts and issuance costs, was $372.1 million; Net Debt* totaled $296.4 million

SMYRNA, TN (December 13, 2021) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its first quarter ended October 31, 2021.

“During the first quarter, we felt the negative effects of reduced volumes in the direct marketing business and the global semiconductor shortages in our supply chain business,” said Interim Chief Executive Officer and Executive Chairman Warren Lichtenstein. “We are continuing to implement the Competitive Improvement Plan in the direct marketing business that we previously announced, as we remain focused on creating long-term value for all our stakeholders.”

The Company's acquisition proposal special committee, comprised of independent directors, is still evaluating the proposed transaction contemplated in the expression of interest from Steel Partners Holdings L.P., ("Steel Partners") to acquire all of the outstanding shares of the Company's common stock not already owned by Steel Partners or its affiliates.

	Three Months Ended October 31,
	2021	2020
	(in thousands)
Net revenue	$125,413	$169,934
Net loss	(19,494)	(3,551)
Net loss attributable to common stockholders	(20,031)	(4,088)
Adjusted EBITDA*	3,792	22,536
Adjusted EBITDA margin*	3.0%	13.3%
Net cash (used in) provided by operating activities	(10,425)	25,727
Additions to property and equipment	4,742	1,059
Free cash flow*	(15,167)	24,668

*    See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

Results of Operations

Comparison of the First Quarter ended October 31, 2021 and 2020

	Three Months Ended October 31,
	2021	2020	Fav (Unfav)
	(unaudited, $ in thousands)
Net revenue:
Direct Marketing	$81,059	$105,708	(23.3)%
Supply Chain	44,354	64,226	(30.9)%
Total net revenue	125,413	169,934	(26.2)%
Cost of revenue	110,133	129,466	14.9%
Gross profit margin	12.2%	23.8%
Selling, general and administrative	22,005	26,858	18.1%
Amortization of intangible assets	4,182	6,535	36.0%
Interest expense	7,795	7,823	0.4%
All other expense, net	477	1,999	76.1%
Total costs and expenses	34,459	43,215	20.3%
Loss before income taxes	(19,179)	(2,747)	(598.2)%
Income tax expense	315	804	60.8%
Net loss	$(19,494)	$(3,551)	(449.0)%

Net Revenue

Total net revenue for the first quarter decreased $44.5 million, or 26.2%, as compared to the same period in the prior year. Net revenue for the Direct Marketing segment decreased by approximately $24.6 million primarily due to: (1) approximately $18.5 million of lower sales volume from clients who will be exiting and (2) approximately $10.1 million for reduced volume from a client in the insurance industry. These decreases were partially offset by approximately $4.0 million of higher sales volume across all other clients. The client exits in the year ended July 31, 2021 are expected to result in further decreases of Direct Marketing’s net revenue for the remainder of the fiscal year ending July 31, 2022. Net revenue for the Supply Chain segment decreased by approximately $19.9 million primarily due to lower volume associated with clients in the computing and consumer electronics markets which have been negatively impacted by global market shortage of semiconductors.

Cost of Revenue

Cost of revenue for the first quarter decreased $19.3 million, or 14.9%, as compared to the same period in the prior year, primarily due to decreased material and labor costs in both segments, partially offset by restructuring costs in Direct Marketing. Gross margin percentage for the current quarter decreased to 12.2%, as compared to 23.8% in the prior year quarter. The Direct Marketing segment's gross margin percentage decreased by 1600 basis points to 7.2%, as compared to 23.2% for the same period in the prior year, primarily due to: (1) restructuring charges for the CIP and (2) decreased revenues associated with lower average price-per-package. The Supply Chain segment's gross margin percentage decreased by 360 basis points to 21.2%, as compared to 24.8% for the same period in the prior year, primarily due lower revenues, not completely offset by the decreased materials and labor costs.

Selling, General and Administrative

Selling, general and administrative expenses for the first quarter decreased $4.9 million, or 18.1%, as compared to the same period in the prior year. Selling, general and administrative expenses for the Direct Marketing segment increased primarily due to increased severance expenses associated with restructuring activities, offset partially by a decrease in certain tax liabilities. Selling, general and administrative expenses for the Supply Chain segment decreased primarily due to a decrease in restructuring and professional expenses that were incurred in the prior year period. Corporate-level activity decreased primarily due to a decrease in outsourced and professional expenses.

Amortization of Intangible Assets

Amortization of intangibles assets for the first quarter decreased $2.4 million, or 36.0%, as compared to the same period in the prior year primarily due to trademarks and tradenames being fully amortized during the prior year.

Interest Expense

Total interest expense during the three months ended October 31, 2021 did not change significantly as compared to the same period in the prior year.

All Other Expenses, Net

All other expenses, net are primarily composed of foreign exchange gains and losses. The Company recorded $0.5 million and $1.7 million of foreign exchange losses during the three months ended October 31, 2021 and 2020, respectively.

Income Tax Expense

Income tax expense for the first quarter decreased $0.5 million, 60.8%, as compared to the same period in the prior year. The decrease in income tax expense is primarily due to lower taxable income in foreign jurisdictions, as compared to the prior year.

Net Loss

Net loss for the first quarter increased $15.9 million, as compared to the same period in the prior year. The increase in net loss is primarily due to the decrease in net revenue of $44.5 million, not fully offset by the decrease in cost of revenue of $19.3 million and decrease in operating expenses of $7.2 million.

Additions to Property and Equipment (Capital Expenditures)

Capital expenditures for the first quarter totaled $4.7 million, or 3.8% of net revenue, as compared to $1.1 million, or 0.6% of net revenue, for the same period in the prior year. The increase was primarily due to reduced capital spending in the prior year as the result of the COVID-19 pandemic..

Adjusted EBITDA

Adjusted EBITDA decreased $18.7 million, or 83.2%, for the first quarter as compared to the same period in the prior year, primarily due to reduced gross profit, offset partially by a reduction in certain operating expenses.

Liquidity and Capital Resources

As of October 31, 2021, the Company had cash and cash equivalents of $81.3 million. As of October 31, 2021, IWCO Direct and ModusLink had readily available borrowing capacities of $25.0 million and $8.5 million, respectively, under their credit facilities.

As of October 31, 2021, total debt outstanding, net of unamortized discounts and issuance costs, was $372.1 million, which was comprised of a $362.8 million term loan due December 15, 2022 and $14.9 million outstanding on the 7.50% Convertible Senior Note due March 1, 2024, less associated unamortized discounts and issuance costs.
About Steel Connect, Inc.

Steel Connect, Inc. is a diversified holding company with two wholly-owned subsidiaries, IWCO Direct Holdings, Inc. and ModusLink Corporation, that serve the direct marketing and supply chain management markets, respectively.

IWCO Direct is a provider of data-driven marketing solutions, driving response across all marketing channels and measurable improvements to its customers’ return on marketing investment. With a more than 50-year legacy of printing and mailing services, IWCO Direct's full range of expanded marketing services includes strategy, creative services, and execution for omnichannel marketing campaigns, along with one of the industry's most sophisticated postal logistics strategies for direct mail. Through Mail-Gard®, IWCO Direct offers business continuity and disaster recovery services to protect against unexpected business interruptions, along with providing print and mail outsourcing services. IWCO Direct's services include: (a) development of direct mail and omnichannel marketing strategies, (b) creative services to design direct mail, email, and online marketing, (c) printing and compiling of direct mail pieces into envelopes ready for mailing, (d) commingling services to sort mail produced for various customers by destination to achieve optimized postal savings, and (e) business continuity and disaster recovery services for critical communications to protect against unexpected business interruptions. The major markets served by IWCO Direct include financial services, multiple-system operators ("MSO") (cable or direct-broadcast satellite TV systems), insurance, as well as subscription/services, healthcare, travel/hospitality, retail, not-for-profit, and others. Direct mail is a critical piece of marketing for most of IWCO Direct’s clients, who use direct mail to acquire new customers, deepen the sales cycle, and maintain customer loyalty. Management believes that direct mail will remain an important part of its customers' strategy for the foreseeable future, based on its proven ability to enhance results when used as part of an omnichannel marketing strategy.

ModusLink is an end-to-end global supply chain solutions and e-commerce provider serving clients in markets such as consumer electronics, communications, computing, medical devices, software and retail. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality and service. These benefits are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products. ModusLink has an integrated network of strategically located facilities in various countries, including numerous sites throughout North America, Europe and Asia.

– Financial Tables Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	October 31, 2021	July 31, 2021
	(unaudited)
Assets:
Cash and cash equivalents	$81,330	$96,931
Accounts receivable, trade, net	74,841	69,805
Inventories, net	18,166	16,228
Funds held for clients	6,531	8,212
Prepaid expenses and other current assets	18,491	22,222
Total current assets	199,359	213,398
Property and equipment, net	54,710	58,862
Goodwill	231,470	231,470
Other intangible assets, net	110,823	115,005
Operating lease right-of-use assets	49,941	50,836
Other assets	6,851	6,810
Total assets	$653,154	$676,381

Liabilities:
Accounts payable	$51,920	$55,517
Accrued expenses	109,382	106,871
Funds held for clients	6,531	8,212
Current portion of long-term debt	5,611	5,602
Current lease obligations	13,259	13,690
Other current liabilities	29,366	28,101
Total current liabilities	216,069	217,993
Convertible note payable	9,729	9,343
Long-term debt, excluding current portion	356,783	358,189
Long-term lease obligations	38,338	38,927
Other long-term liabilities	10,486	10,537
Total liabilities	631,405	634,989

Contingently redeemable preferred stock	35,180	35,180

Total stockholders' (deficit) equity	(13,431)	6,212

Total liabilities, contingently redeemable preferred stock and stockholders' (deficit) equity	$653,154	$676,381

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended October 31,
	2021	2020	Fav (Unfav)
Net revenue:
Direct Marketing	$81,059	$105,708	(23.3)%
Supply Chain	44,354	64,226	(30.9)%
Total net revenue	125,413	169,934	(26.2)%
Cost of revenue	110,133	129,466	14.9%
Gross profit	15,280	40,468	(62.2)%
Gross profit margin	12.2%	23.8%
Operating expenses:
Selling, general and administrative	22,005	26,858	18.1%
Amortization of intangible assets	4,182	6,535	36.0%
Total operating expenses	26,187	33,393	21.6%
Operating (loss) income	(10,907)	7,075	(254.2)%
Total other expense	(8,272)	(9,822)	15.8%
Loss before income taxes	(19,179)	(2,747)	(598.2)%
Income tax expense	315	804	60.8%
Net loss	(19,494)	(3,551)	(449.0)%
Less: Preferred dividends on redeemable preferred stock	(537)	(537)	—%
Net loss attributable to common stockholders	$(20,031)	$(4,088)	(390.0)%

Basic and diluted net loss per share attributable to common stockholders	$(0.33)	$(0.07)
Weighted average common shares used in basic and diluted loss per share	60,307	61,893

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended October 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(19,494)	$(3,551)
Adjustments to reconcile net loss to cash flows from operating activities:
Depreciation	8,607	5,780
Amortization of intangible assets	4,182	6,535
Amortization of deferred financing costs	137	148
Accretion of debt discount	386	292
Share-based compensation	190	188
Non-cash lease expense	3,439	3,613
Other losses, net	392	3,622
Changes in operating assets and liabilities:
Accounts receivable, net	(5,059)	12,839
Inventories, net	(1,978)	514
Prepaid expenses and other current assets	3,660	(4,473)
Accounts payable and accrued expenses	(482)	6,416
Refundable and accrued income taxes, net	(268)	503
Other assets and liabilities	(4,137)	(6,699)
Net cash (used in) provided by operating activities	(10,425)	25,727
Cash flows from investing activities:
Additions of property and equipment	(4,742)	(1,059)
Proceeds from the disposition of property and equipment	61	—
Net cash used in investing activities	(4,681)	(1,059)
Cash flows from financing activities:
Long-term debt repayments	(1,500)	(1,500)
Preferred dividend payments	(537)	(537)
Repayments on capital lease obligations	(18)	(17)
Proceeds from issuance of common stock	—	3
Net cash used in financing activities	(2,055)	(2,051)
Net effect of exchange rate changes on cash, cash equivalents and restricted cash	(121)	(269)
Net (decrease) increase in cash, cash equivalents and restricted cash	(17,282)	22,348
Cash, cash equivalents and restricted cash, beginning of period	105,143	94,642
Cash, cash equivalents and restricted cash, end of period	$87,861	$116,990

Steel Connect, Inc. and Subsidiaries
Segment Data
(in thousands)
(unaudited)

	Three Months Ended October 31,
	2021	2020
Net revenue:
Direct Marketing	$81,059	$105,708
Supply Chain	44,354	64,226
	$125,413	$169,934
Operating (loss) income:
Direct Marketing	$(11,478)	$4,937
Supply Chain	1,973	5,151
Total segment operating (loss) income	(9,505)	10,088
Corporate-level activity	(1,402)	(3,013)
Total operating (loss) income	(10,907)	7,075
Total other expense	(8,272)	(9,822)
Loss before income taxes	$(19,179)	$(2,747)

Steel Connect, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

EBITDA and Adjusted EBITDA Reconciliations:

	Three Months Ended October 31,
	2021	2020
Net loss	$(19,494)	$(3,551)

Interest income	(4)	(20)
Interest expense	7,795	7,823
Income tax expense	315	804
Depreciation	8,607	5,780
Amortization of intangible assets	4,182	6,535
EBITDA	1,401	17,371

Strategic consulting and other related professional fees	109	63
Restructuring and restructuring-related expense	2,356	1,181
Share-based compensation	191	188
Loss on sale of long-lived assets	19	3
Unrealized foreign exchange losses, net	(441)	2,061
Other non-cash (gains) losses, net	23	304
Adjustments related to certain tax liabilities	134	1,365
Adjusted EBITDA	$3,792	$22,536

Net revenue	$125,413	$169,934
Adjusted EBITDA margin	3.0%	13.3%

Free Cash Flow Reconciliation:

	Three Months Ended October 31,
	2021	2020
Net cash (used in) provided by operating activities	$(10,425)	$25,727
Additions to property and equipment	(4,742)	(1,059)
Free cash flow	$(15,167)	$24,668

Net Debt Reconciliation:

	October 31, 2021	July 31, 2021
Total debt, net	$372,123	$373,134
Unamortized discounts and issuance costs	5,647	6,136
Cash and cash equivalents	(81,330)	(96,931)
Net debt	$296,440	$282,339

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA, Adjusted EBITDA, Free Cash Flow and Net Debt, all of which are non-GAAP financial measures, to assess its performance. EBITDA represents earnings (loss) before interest income, interest expense, income tax expense, depreciation and amortization of intangible assets. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expense, share-based compensation, (gain) loss on sale of long-lived assets, impairment of long-lived assets, impairment of goodwill, unrealized foreign exchange (gains) losses, net, other non-cash (gains) losses, net, and adjustments related to certain tax liabilities. The Company defines Free Cash Flow as net cash provided by (used in) operating activities less additions to property and equipment, and defines Net Debt as the sum of total debt, excluding reductions for unamortized discounts and issuance costs, less cash and cash equivalents.

We believe that providing these non-GAAP measurements to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business segments. We use Free Cash Flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations, and similar to the use of Net Debt, assists management with its capital planning and financing considerations.

We believe that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, we believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

Some of the limitations of EBITDA and Adjusted EBITDA include:

•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;
•EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and
•other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

In addition, Net Debt assumes the Company's cash and cash equivalents can be used to reduce outstanding debt without restriction, while Free Cash Flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and excludes the Company's remaining investing activities and financing activities, including the requirement for principal payments on the Company's outstanding indebtedness.

See reconciliations of these non-GAAP measures to the most directly comparable GAAP measures included in the financial tables of this release.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation (the “Protective Amendment”) and Amended Tax Benefits Preservation Plan (the “Tax Plan”) includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). The Protective Amendment generally restricts any direct or indirect transfer if the effect would be to (i) increase the direct, indirect or constructive ownership of any stockholder from less than 4.99 percent to 4.99 percent or more of the shares of common stock then outstanding or (ii) increase the direct, indirect or constructive ownership of any stockholder owning or deemed to own 4.99 percent or more of the shares of common stock then outstanding. Pursuant to the Protective Amendment, any direct or indirect transfer attempted in violation of the Protective Amendment would be void as of the date of the prohibited transfer as to the purported transferee (or, in the case of an indirect transfer, the ownership of the direct owner of the shares would terminate simultaneously with the transfer), and the purported transferee (or in the case of any indirect transfer, the direct owner) would not be recognized as the owner of the shares owned in violation of the Protective Amendment (the "excess stock") for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of such shares, or in the case of options, receiving shares in respect of their exercise. Pursuant to the Tax Plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the Tax Plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the new 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the new 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after an non-exempt stockholder (or group) becomes a new 4.99-percent stockholder, each holder of a right (other than the new 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the SEC.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This release contains forward-looking statements pertaining to, but not limited to, information with respect to a proposed transaction between the Company and Steel Holdings. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: client or program losses; fluctuations in demand for our products and services; general economic conditions and public health crises (such as the ongoing coronavirus outbreak); demand variability with clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; risks inherent with conducting international operations; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company's ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; our failure to achieve the expected benefits of our Competitive Improvement Plan for IWCO Direct; increased competition and technological changes in the markets in which the Company competes; failure to realize expected benefits of restructuring and cost-cutting actions; difficulties integrating technologies, operations and personnel in accordance with the Company's business strategy; loss of essential employees or an inability to recruit and retain personnel; the Company's ability to preserve and monetize its net operating losses; failure to settle disputes and litigation on terms favorable to the Company; failure to maintain compliance with NASDAQ's continued listing requirements; the Company's ability to repay indebtedness and potential adverse effects from the phase-out of LIBOR; and the Company's ability to negotiate and consummate the proposed transaction with Steel Holdings. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on October 29, 2021. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
914-461-1276
investorrelations@steelconnectinc.com